July 18, 2003



Dear Fellow Shareholder:

     On behalf of the Board of Directors and management of Atlantic Liberty Financial Corp., we cordially invite you to attend our first Annual Meeting of Shareholders. The meeting will be held at 3:30 p.m., (local time) on August 20, 2003, at our main office located at 186 Montague Street, Brooklyn, New York.

     We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save us additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

     The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the annual meeting. The annual meeting is being held so that shareholders may vote for a director and ratify the appointment of Radics & Co., LLC as our independent auditors for the fiscal year ending March 31, 2004.

     Your Board of Directors has determined that the matters to be considered at the annual meeting are in the best interests of Atlantic Liberty Financial Corp. and its shareholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "For" each matter presented.


Sincerely,


/s/ Barry M. Donohue
----------------------
Barry M. Donohue
President and Chief Executive Officer

                        Atlantic Liberty Financial Corp.
                               186 Montague Street
                            Brooklyn, New York 11201
                                 (718) 855-3555

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 20, 2003

     Notice is hereby given that the Annual Meeting of Atlantic Liberty Financial Corp. (the "Company") will be held at our main office located at 186 Montague Street, Brooklyn, New York, on August 20, 2003 at 3:30 p.m., local time.

     A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

     The Annual Meeting is for the purpose of considering and acting upon:

1.   The election of one director of the Company; and

2. The ratification of the appointment of Radics & Co., LLC as auditors for the Company for the fiscal year ending March 31, 2004.

Such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

     Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Stockholders of record at the close of business on July 1, 2003 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof.

     EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors


                                              /s/ William M. Gilfillan
                                              -------------------------
                                              William M. Gilfillan
                                              Corporate Secretary

Brooklyn, New York
July 18, 2003


IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                        Atlantic Liberty Financial Corp.
                               186 Montague Street
                            Brooklyn, New York 11201
                                 (718) 855-3555


                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 20, 2003


     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Atlantic Liberty Financial Corp. (the "Company") to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at our main office located at 186 Montague Street, Brooklyn, New York, on August 20, 2003 at 3:30 p.m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about July 18, 2003.

                              REVOCATION OF PROXIES

     Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

     Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address of the Company shown above voting a later dated proxy or by attending the Meeting and voting in person. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Holders of record of the Company's common stock, par value $.10 per share (the "Common Stock"), as of the close of business on July 1, 2003 (the "Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 1,710,984 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Directors are elected by a plurality of the shares voted at the Meeting without regard to either broker non-votes, or proxies as to which the authority to vote is being withheld. The approval of auditors must be approved by a majority of the shares voted at the Meeting without regard to broker non-votes or proxies marked "abstain".

     Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock on the Record Date.


                                                           Amount of Shares Owned and
                                                              Nature of Beneficial          Percent of Shares of
          Name and Address of Beneficial Owner                     Ownership              Common Stock Outstanding
-------------------------------------------------------------------------------------------------------------------
Owners of More Than 5% of the outstanding common stock:

Atlantic Liberty Savings                                                 136,879                        8.00%
Employee Stock Ownership Plan (1)

BRT Realty Trust                                                         159,800(2)                     9.34%
60 Cutter Mill Road
Great Neck, New York  11021

Wellington Management Company, LLP                                       100,000(3)                     5.84%
75 State Street
Boston, Massachusetts  02109

Officers and Directors (1):

Richard T. Arkwright                                                      71,668(4)                     4.19%

Barry M. Donohue                                                          11,707(5)                     0.68%

Hon. Guy J. Mangano                                                       10,000                        0.58%

Thomas M. De Martino                                                       4,939                        0.29%

George M. Spanakos                                                        10,400                        0.61%

William M. Gilfillan                                                       6,008(5)                     0.35%


All officers and directors
  as a group (6 persons)                                                 114,722                        6.71%

--------------------------
(1) The address of the above referenced person or entity is 186 Montague Street, Brooklyn, New York.
(2) Based on the Schedule 13D filed on April 2, 2003 by BRT Realty Trust and Sass Gould Financial Securities, LLC, BRT Realty Trust claims sole dispositive and voting power over 133,950 of the reported shares and Sass Gould Financial Securities, LLC claims sole dispositive and voting powers over 25,850 of the reported shares.
(3) Based on the Schedule 13G filed on February 12, 2003 by Wellington Management Company, LLP.
(4) Mr. Arkwright directly owns 51,668 shares. Mr. Arkwright may be deemed to be the indirect owner of 20,000 shares beneficially owned by Analytic Asset Management, Inc. of which he is Chairman. Mr. Arkwright disclaims ownership over such shares.
(5)  Includes 1,508 shares allocated pursuant to the employee stock option plan.

                        PROPOSAL I--ELECTION OF DIRECTORS

     The Company's Board of Directors is composed of five members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three year period or until their respective successors shall have been elected and shall qualify. The terms of the Board of Directors are classified so that approximately one-third of the directors are up for election in any one year.
One director will be elected at the Meeting. The Board of Directors has nominated Thomas M. De Martino to serve as a director for a three-year term.

     The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominee identified below. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominee might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends a vote "FOR" the nominee to serve as a director until his term expires.



                                                                                         Shares of Common
                                                                             Current     Stock Beneficially
                                                                Director     Term to        Owned on the      Percent
  Name                       Age (1)       Positions Held       Since (2)     Expire        Record Date       of Class

                                                                 NOMINEE

Thomas M. De Martino            65            Director             2002        2003             4,939           0.29%


                                                      DIRECTORS CONTINUING IN OFFICE

Richard T. Arkwright            69      Chairman of the Board      1999        2005            71,668           4.19

Barry M. Donohue                62        President, Chief         2001        2005            11,707           0.68
                                        Executive Officer and
                                              Director

Hon. Guy J. Mangano             73            Director             2002        2004            10,000           0.58

George M. Spanakos              66            Director             2001        2004            10,400           0.61

-------------------------------------------------------
(1)  At March 31, 2003.
(2) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.

     The principal occupation during the past five years of each director and executive officer of the Company is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

     Richard T. Arkwright is the Chairman of the Board of Atlantic Liberty Savings, F.A., and has held this position since 2001. In 2002 Mr. Arkwright became the Chairman and Chief Investment Officer of Analytic Asset Management, an investment advisory firm located in New York City. From 1983 until joining Analytic Asset Management in 2002, Mr. Arkwright was the Executive Vice President of Gray Seifert & Co., an investment advisory firm.

     Barry M. Donohue is the President and Chief Executive Officer of Atlantic Liberty Savings, F.A. Until his appointment in 1999, Mr. Donohue was Vice President of Mortgage Lending at Atlantic Liberty Savings, F.A. Mr. Donohue previously was Senior Vice President of Crossland Savings Bank until 1992 when he joined Atlantic Liberty Savings, F.A.

     Hon. Guy J. Mangano is retired. Prior to his retirement in 2000, Mr. Mangano was the Presiding Justice of the Appellate Division, Second Department of the New York State Appellate Court.

     Thomas M. De Martino is the owner of T.M. De Martino Consulting Services, a business and government services consultant. Prior to founding T.M. De Martino Consulting Services in 1998, Mr. De Martino was Vice President of External Affairs with Brooklyn Union Gas.

     George M. Spanakos is a self-employed attorney. Mr. Spanakos is also an owner of St. Georges Realty, a real estate management company located in Brooklyn, New York.

     William M. Gilfillan has been the Executive Vice President and Chief Financial Officer of Atlantic Liberty Savings, F.A. since September 2000. From 1979 until January 2000, Mr. Gilfillan served as a Vice President with J.P. Morgan, a financial services and investment banking company.

Ownership Reports by Officers and Directors

     The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-KSB of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. All officers and directors of the Company who are required to file Forms 3, 4 and 5 filed these forms on a timely basis, expect for a Form 4 filed by Mr. Spanakos that was filed two days after the filing due date and an amended Form 4 filed by Mr. Arkwright on June 11, 2003 covering 1,500 shares purchased on May 28, 2003.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         Our Board of Directors meets on a monthly basis and holds additional special meetings. During the year ended March 31, 2003, the Board of Directors held 12 regular meetings and three special meetings.

Committees of Atlantic Liberty Financial Corp.

     Atlantic Liberty Financial Corp. has standing Audit, Nominating and Compensation Committees.

     The Audit Committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also acts on the recommendation by management of an accounting firm to perform Atlantic Liberty Financial Corp.'s annual audit, and acts as a liaison between the auditors and the Board of Directors. The Audit Committee is comprised of Directors Arkwright, Mangano, De Martino and Spanakos. We have adopted an Audit Committee Charter, which is set forth as Exhibit A to this proxy statement.

     The Nominating Committee meets annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not standing for election.

     The Compensation  Committee of Atlantic Liberty Savings,  F.A.  establishes
compensation   policies  and  reviews  compensation  matters.  The  Compensation
Committee consists of Atlantic Liberty Savings, F.A.'s non-employee directors.

Audit Committee Report

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of directors who are independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

     Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and Radics & Co., LLC, the independent auditing firm for the Company, to review and discuss the March 31, 2003 consolidated financial statements. The Audit Committee also discussed with Radics & Co., LLC, the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the written disclosures and the letter from our independent accountants, Radics & Co., LLC, required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committee). Additionally, the Audit Committee has discussed with Radics & Co., LLC the issue of its independence from the Company.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-KSB for the year ended March 31, 2003, to be filed with the Securities and Exchange Commission.

     This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                   This report has been provided by the Audit
                                   Committee:
              Directors Arkwright, Mangano, De Martino and Spanakos

Compensation Committee Interlocks and Insider Participation

     The Company does not independently compensate its executive officers, directors, or employees. The Board of Directors of the Bank retains the principal responsibility for the compensation of the officers, directors and employees of Atlantic Liberty Savings, F.A. The Board of Directors reviews the benefits provided to Atlantic Liberty Savings, F.A.'s officers and employees.

Report of the Compensation Committee

     Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

     The Board has delegated to the Compensation Committee the responsibility of assuring that the compensation of the Chief Executive Officer and other executive officers is consistent with the compensation strategy, competitive practices, the performance of Atlantic Liberty Savings, F.A., and the requirements of appropriate regulatory agencies. Only non-employee directors serve on the Compensation Committee and participate in executive compensation decision making. Any cash compensation paid to executive officers is paid by Atlantic Liberty Savings, F.A. The Company does not currently pay any cash compensation to executive officers.

     The primary goal of Atlantic Liberty Savings, F.A. and its Compensation Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

     Compensation of senior management is reviewed annually on a cycle that coincides with Atlantic Liberty Savings, F.A.'s fiscal year end. In general, the purpose of the annual compensation review is to ensure that Atlantic Liberty Savings, F.A.'s compensation levels are competitive with financial institutions similar in size, geographic market and business profile in order for Atlantic Liberty Savings, F.A. to attract and retain persons of high quality. In this regard, the Compensation Committee utilized salary surveys, including the "Savings and Community Bankers Annual Salary Survey" the "America's Community Bankers 2002 Compensation Survey" and the "SNL Executive Compensation Review." In addition, the Compensation Committee considers the overall profitability of Atlantic Liberty Savings, F.A. and the executive officer's contribution to Atlantic Liberty Savings, F.A. when making its decision.

     The Board of Directors approved a base salary for Atlantic Liberty Savings, F.A.'s Chief Executive Officer of $200,000 for fiscal year 2004, which represents a 25% increase from the Chief Executive Officer's base salary of $160,000 in fiscal 2003. The 2004 base salary was based upon the Chief Executive Officer's performance and industry standards.

          This report has been provided by the Compensation Committee:
              Directors Arkwright, Mangano, De Martino and Spanakos

Compensation of the Board of Directors of Atlantic Liberty Financial Corp.

     Director Fees. Atlantic Liberty Financial Corp. pays each non-employee director an annual retainer of $12,000, except for the Chairman of the Board who receives a retainer of $16,000. In addition, directors receive $1,000 for attendance at each regular meeting of the Board of Directors and $300 for each committee meeting of the Board of Directors. An additional $100 per meeting is paid to committee chairmen.

Executive Compensation

     Summary Compensation Table. The following table sets forth for the years ended March 31, 2003 and 2002, certain information as to the total remuneration paid by the Company and Atlantic Liberty Savings, F.A. to its Chief Executive Officer, as well as to the other executive officer of the Company, who received total annual compensation in excess of $100,000.


                                                        Annual Compensation(1)
                                             -------------------------------------------------------------------------
                                                                         Other Annual
                                                                         Compensation       LTIP       All Other
Name and Principal Position         Year     Salary($)      Bonus($)       ($)(2)         Payouts     Compensaiton (3)
----------------------------------------------------------------------------------------------------------------------
Barry M. Donohue, .............      2003   $ 170,000        $240,000          -              -          $12,000
   President and Chief Executive     2002     136,923          77,000          -              -           10,000
Officer
William M. Gilfillan, .........      2003     138,125         200,000          -              -           12,000
   Executive Vice President and      2002     114,615          71,000          -              -           20,000
   Chief Financial Officer
Stephen P. Parisi,.............      2003       96,250         15,000          -              -            6,700
   Vice President and Treasurer      2002       95,000         10,000          -              -            6,300

--------------------------
(1) Summary compensation information is excluded for the fiscal year ended March 31, 2001, as Atlantic Liberty Savings, F.A. was not a public company during this period.
(2) Atlantic Liberty Savings, F.A. provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned or leased automobiles. Management believes that the aggregate value of these benefits for fiscal 2002 did not, in the case of any executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.
(3)  Represents employer contributions under the 401(k) plan.

Benefit Plans

     Employment Agreements. Atlantic Liberty Financial Corp. and Atlantic Liberty Savings, F.A. have entered into substantially similar employment agreements with Messrs. Donohue and Gilfillan. Each of these agreements have a term of three years. Commencing on January 31, 2004 and continuing on January 31 of each year thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years, subject to termination on notice as provided in the agreements. Under the agreements, the current base salaries for Messrs. Donohue and Gilfillan are $200,000 and $162,500, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other employee pension benefit and fringe benefit plans applicable to executive employees. Mr. Donohue's agreements provide that he will be entitled to the use of an automobile and the payment of reasonable expenses associated with such use. The executive's employment may be terminated for cause at any time, in which event the executive would have no
right  to  receive   compensation   or  other  benefits  for  any  period  after
termination.

     Certain events resulting in the executive's termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns during the term of the agreement following (i) failure to elect or reelect or to appoint or reappoint the executive to his executive position, (ii) a significant change in the nature or scope of the executive's authority, (iii) the liquidation or dissolution of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. that would affect the status of the executive, or (iv) a breach of the employment agreement by the applicable corporation, then the executive would be entitled to payment of an amount equal to three times the sum of (i) the average annual rate of base salary paid to him in the last three years ending in the year of termination and (ii) the average rate of bonus awarded to him during the prior three years, payable, at the executive's election, either in a lump sum or in bi-weekly installments during the remaining term of the agreement. In the event of the executive's involuntary termination by Atlantic Liberty Savings, F.A. or voluntary resignation from Atlantic Liberty Savings, F.A.'s employment upon a change in control or at any time following a change in control, the executive would be entitled to the payment of a sum equal to three times the sum of his base salary and the highest rate of bonus awarded to him during the prior three years, payable, at his election, in a lump sum or bi-weekly during the remaining term of the agreement. Also, the executive would be entitled to a cash payment equal to the difference, if any, between (i) the present value of benefits to which he would be entitled under Atlantic Liberty
Savings, F.A.'s pension plan if he continued working for Atlantic Liberty Savings, F.A. for an additional 36 months, over (ii) the present value of the benefits to which he is actually entitled under Atlantic Liberty Savings, F.A.'s pension plan due to his termination. The executive also would be entitled to a cash payment equal to the present value of Atlantic Liberty Savings, F.A.'s contributions that would have been made on his behalf under Atlantic Liberty Savings 401(k) plan and employee stock ownership plan and any other defined contribution plan maintained by Atlantic Liberty Savings, F.A. if he had continued working for Atlantic Liberty Savings, F.A. for 36 months following his termination. In addition, the executive would be entitled to continuation of life, medical, dental and disability benefits for a period of 36 months after termination. He also would become vested in any outstanding unvested stock options or shares of restricted stock that have been awarded to him. In the event payments to the executive include an "excess parachute payment" as defined in the Internal Revenue Code, payments under the employment agreements with Atlantic Liberty Savings, F.A. would be reduced in order to avoid this result. If Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. does not renew the agreement prior to the agreement's anniversary date, the executive may resign and will be entitled to three times his annual rate of base salary.

     Upon termination of the executive's employment other than in connection with a change in control, the executive agrees not to compete with Atlantic Liberty Savings, F.A. within a 25-mile radius for a period of one year following termination. Should the executive become disabled, he would be entitled to the payment of his base salary for the remaining term of his employment agreement or one year, whichever is longer, provided that any amount paid the executive pursuant to any disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Atlantic Liberty Savings, F.A., the executive's estate will be paid the executive's base salary for one year and the executive's family will be entitled to continuation of health benefit coverage for one year. Any payment to the executive under the agreements with Atlantic Liberty Savings, F.A. will reduce proportionately the amounts due the executive under the agreements with Atlantic Liberty Financial Corp.

     Change in Control Agreements. Atlantic Liberty Savings, F.A. entered into severance agreements with two individuals who are officers of Atlantic Liberty Savings, F.A. These agreements provide certain benefits in the event of a change in control of Atlantic Liberty Savings, F.A. or Atlantic Liberty Financial Corp. Each of the severance agreements provides for a term of up to 36 months. Commencing on each anniversary date, the Board of Directors may extend any change in control agreement for an additional year. The change in control agreements enable Atlantic Liberty Savings, F.A. to offer to designated officers certain protections against termination without cause in the event of a change in control (as defined in the agreements). These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and Atlantic Liberty Savings, F.A. may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.

     Following a change in control of Atlantic Liberty Financial Corp. or Atlantic Liberty Savings, F.A., an officer is entitled to a payment under the change in control agreement if the officer's employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 30 miles from its location immediately prior to the change in control. In the event that an officer who is a party to a change in control agreement is entitled to receive payments pursuant to the change in control agreement, he will receive a cash payment up to a maximum of three times the sum of base salary and highest rate of bonuses awarded to the executive over the prior three years, subject to applicable withholding taxes. In addition to the severance payment, each covered officer is entitled to receive life, health, dental and disability coverage for a period of up to 36 months from the date of termination. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

     Executive Incentive Bonus Plan. For the year ended March 31 2003, Atlantic Liberty Savings, F.A. adopted an executive incentive bonus plan for the benefit of Messrs. Donohue and Gilfillan. The Plan provided financial incentives based on bank level performance criteria that reflect objective measurements of profitability and efficiency and individual performance criteria that reflect the ability of the executive to accomplish the goals set in a manner consistent with Atlantic Liberty Savings, F.A. management philosophy. The various criteria are weighted each year by the plan administrator and a bonus pool is established that is based on approximately 5% of base salary and 40% of Atlantic Liberty Savings, F.A.'s income exceeding core income (defined as net income before non-recurring expense). The plan administrator will set a minimum core income threshold that must be met in order for a bonus to be paid. Assuming the minimum threshold is achieved, the maximum bonus payable increases as core income increases. Although the maximum bonus pool increases as core income increases, the executive's performance of the various criteria determines the executive's bonus each year, which may or may not equal the maximum bonus. For the fiscal year ended March 31, 2003, Messrs. Donohue and Gilfillan received bonuses under the executive incentive bonus plan of $240,000 and $200,000, respectively.

     Insurance Plans. Our officers and employees are covered by a contributory medical insurance plan.

     Defined Benefit Pension Plan. We maintain a qualified noncontributory defined benefit plan ("Retirement Plan") for employees. All employees age 21 or older who have worked at Atlantic Liberty Savings, F.A. for a period of one year and who have been credited with 1,000 or more hours of employment with Atlantic Liberty Savings, F.A. during the year are eligible to accrue benefits under the Retirement Plan. We make annual contributions to the Retirement Plan in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     At the normal retirement age of 65, the plan is designed to provide a single life annuity with no ancillary benefits. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of the amount paid during the participant's lifetime. The joint and survivor annuity will be actuarially equivalent to the single life annuity. The annual retirement benefit provided is an amount equal to (i) 2% of a participant's average annual compensation based on the average of the five consecutive years of the last 10 calendar years providing the highest average compensation, multiplied by (ii) the participant's years of credited service to the normal retirement date (not to exceed 30 years). Retirement benefits are also payable upon retirement due to early and late retirement, disability or death. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of service with Atlantic Liberty Savings, F.A. Upon termination of employment other than as specified above, a participant who has a vested benefit under the Retirement Plan is eligible to receive his or her accrued benefit reduced for early retirement, if applicable, or a deferred retirement benefit commencing on such participant's normal retirement date. Benefits are payable in various annuity forms as well as in the form of a single lump sum payment. At March 31, 2003, the market value of the Retirement Plan trust fund equaled approximately $1.1 million. For the fiscal year ended March 31, 2003, no contribution to the Retirement Plan was made.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 2003, expressed in the form of a single life annuity for the final average salary and benefit service classification specified below.


                     YEARS OF BENEFIT SERVICE AT RETIREMENT
           Final
    Average Compensation              15           20             25            30            35             40
    --------------------      ------  ---    ----- ---    ------  ---    ------ ---    ------ ---    ------  --
          $ 25,000               $ 7,500       $10,000      $ 12,800       $ 15,000      $ 15,000       $ 15,000
          $ 50,000               $15,000       $20,000      $ 25,000       $ 30,000      $ 30,000       $ 30,000
          $ 75,000               $22,500       $30,000      $ 37,500       $ 45,000      $ 45,000       $ 45,000
          $100,000               $30,000       $40,000      $ 50,000       $ 60,000      $ 60,000       $ 60,000
          $150,000               $45,000       $60,000      $ 75,000       $ 90,000      $ 90,000       $ 90,000
     $200,000 and above          $60,000       $80,000      $100,000       $120,000      $120,000       $120,000

     As of March 31, 2003, Mr. Donohue and Mr. Gilfillan had 11 years and two years of service under the plan, respectively.

     Salary Reduction Plan. We maintain a Salary Reduction Plan for employees, which is a qualified, tax-exempt profit sharing plan with a cash-or-deferred feature under Section 401(k) of the Code (the "401(k) Plan"). All employees who have attained age 21 and have completed 12 consecutive months of employment in which they completed 1,000 hours of service are eligible to participate on the date that such requirements are first satisfied.

     Under the 401(k) Plan, participants are permitted to make salary reduction contributions to the plan from their compensation from 1% to 20% of compensation. For these purposes, "compensation" includes regular salary, wages and bonuses, including any salary reduction contributions made under the 401(k) Plan, but does not include overtime and commissions, or compensation in excess of the Internal Revenue Code Section 401(a)(17) limits (in 2002, this limit is $200,000). The participants' salary reduction contribution will be matched by us, up to 100% of the participants first 6% of compensation contributed to the 401(k) Plan. All employee contributions and earnings thereon are fully and immediately vested. Atlantic Liberty Savings, F.A. may make discretionary employee contributions to the 401(k) Plan. Employer discretionary contributions, if made will vest at the rate of 20% per year beginning in the second year until a participant is 100% vested after six years of service. Participants will also vest in employer discretionary contributions upon the attainment of their normal retirement date (i.e., age 65), death or disability regardless of their years of service. A participant may also withdraw salary reduction contributions in the event the participant suffers a financial hardship. The 401(k) Plan permits employees to direct the investment of their own accounts into various investment options.

     Plan benefits will be paid to each participant in a lump sum payment. At March 31, 2003, the market value of the 401(k) Plan trust fund equaled approximately $863,000. The contribution to the 401(k) Plan for the Plan year ended March 31, 2003 was $63,633. During the year ended March 31, 2003, we contributed $12,000 and $12,000 to the 401(k) plan for the accounts of Mr. Donohue and Mr. Gilfillan, respectively.

     Employee Stock Ownership Plan and Trust. We have established an employee stock ownership plan in connection with the conversion and offering. Employees who are at least 21 years old with at least one year of employment with Atlantic Liberty Savings, F.A. are eligible to participate. The employee stock ownership plan trust borrowed funds from us to purchase a number of shares equal to up to 8% of the common stock sold in the offering or 136,879 shares. Collateral for the loan is the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from Atlantic Liberty Savings, F.A. discretionary contributions to the employee stock ownership plan over a period of up to 10 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan is a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of two years of credited service, and will be fully vested upon completion of six years of credited service, with credit given to participants for years of credited service with Atlantic Liberty Savings, F.A. mutual predecessor prior to the adoption of the plan. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Atlantic Liberty Savings, F.A.'s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

                    TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Bank offers to directors, officers, and employees loans which are made by the Bank to such persons in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. The interest rate on loans to directors and officers is the same as that offered to the Bank's other employees.

     Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to the Company. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Bank's directors and officers are made in conformity with the Federal Reserve Act and the FDIC Regulation O.

              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has approved the engagement of Radics & Co., LLC to be the Company's auditors for the 2004 fiscal year, subject to the ratification of the engagement by the Company's stockholders. At the Meeting, stockholders will consider and vote on the ratification of the engagement of Radics & Co., LLC for the Company's fiscal year ending March 31, 2004. A representative of Radics & Co., LLC is expected to attend the Meeting to respond to appropriate questions and to make a statement, if deemed appropriate.

     Audit Fees. During the past two years the fees billed for professional services rendered by Radics & Co., LLC (the "Independent Auditor") for the audit of the Company's annual financial statements and for the review of the Company's Forms 10-QSB were $46,000 for 2003 and $37,000 for 2002.

     Audit-related fees. During the past two years there were no aggregate fees billed for professional services by the Independent Auditor that are reasonably related to the performance of the audit.

     Tax Fees. During the past two fiscal years the fees billed for professional services by the Independent Auditor for tax services were $8,500 for 2003 and $6,000 for 2002.

     All Other Fees. The fees billed for 2003 for professional services rendered for the Company by the Independent Auditor for services related to the conversion from mutual to stock ownership were $60,000.

     Radics & Co., LLC was not paid fees by the Company relating to financial information systems design and implementation.

     In order to ratify the selection of Radics & Co., LLC as the auditors for the 2004 fiscal year, the proposal must receive at least a majority of the votes cast, either in person or by proxy, in favor of such ratification. The Board of Directors recommends a vote "FOR" the ratification of Radics & Co., LLC as auditors for the 2004 fiscal year.

                              STOCKHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 186 Montague Street, Brooklyn, New York 11201, no later than March 21, 2004. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

     The Bylaws of the Company provide an advance notice procedure before certain business or nominations to the Board of Directors may be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in the paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

     The date on which the Annual Meeting of Stockholders is expected to be held is August 18, 2004. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the next Annual Meeting of Stockholders must be given to the Company no later than May 20, 2004.


                                  MISCELLANEOUS

     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

     A copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003 will be furnished without charge to stockholders as of the record date upon written request to the Corporate Secretary, Atlantic Liberty Financial Corp., 186 Montague Street, Brooklyn, New York 11201.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              /s/ William M. Gilfillan
                                              ----------------------------
                                              William M. Gilfillan
                                              Corporate Secretary
Brooklyn, New York
July 18, 2003

                            AUDIT COMMITTEE CHARTER

Organization and Membership

     There shall be a committee of the board of directors to be known as the Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. The members of the committee should exhibit basic financial literacy, or should gain such literacy within a reasonable time after appointment, to allow the members to discharge their responsibilities hereunder. Financial literacy is signified by the ability to read and understand fundamental financial statements.
Furthermore, at least one member of the committee should have financial expertise, signified by past experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer or other senior officer with financial oversight responsibilities.

Statement of Policy

     The Audit Committee shall provide assistance to corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between and among the directors, management, the independent auditors and the internal auditors. The audit committee shall meet four times per year, or more frequently as circumstances warrant.

Duties of the Audit Committee

     The duties of the Audit Committee consist of the following:

a.   Overseeing the internal audit function, including but not limited to:

     1. reviewing and approving the audit plan, which shall include all appropriate control and compliance matters.

     2. reviewing reports of internal auditors as well as management's response;

     3.   monitoring adherence to the audit plan;

     4.   monitoring corrective action taken by management;

     5. reviewing reports issued pursuant to Atlantic Liberty Savings, F.A.'s Internal Loan Review policies and monitoring corrective action; and

     6. monitoring corrective actions resulting from examination reports or external audit reports;

     7. reviewing the policies adopted by the Board of Directors governing the Internal Audit Department and recommending modifications thereof if indicated.

b. Recommending to the board the engagement of the independent auditor after consideration of: the nature and quality of audit services rendered or to be rendered; the nature of and compensation for nonaudit services rendered or contracted for; the effect, if any, of any non-audit activities or relationships that may bear on the objectivity or independence of the independent auditor, and; any other relevant factors;

c.   Reviewing with management and its independent auditor the scope of services
     required  by  the  audit,   significant   accounting  policies,  and  audit
     conclusions regarding significant accounting estimates;

d. Reviewing with management and its independent auditor their assessments of the adequacy of internal controls and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control structure;

e. Reviewing with management (i) the institution's compliance with laws and regulations; (ii) inquiries received from regulators or governmental agencies; (iii) all reports concerning regulatory noncompliance; and (iv) all related party transactions;

f.   Discussing  with  management  both the  selection  and  termination  of the
     independent   auditor  and  any  significant   disagreements   between  the
     independent auditor and management;

g.   Taking other action, independent of management, whenever appropriate.

h. Through its chairman, or in the absence of the chairman another designated member, review interim financial data and discuss with the Chief Financial Officer (or other appropriate officer in the absence of the Chief Financial Officer) and independent auditor, in person or by telephone conference, the results of the auditor's review of the data prior to the filing of Form 10-Q, and preferably prior to the public announcement of financial results.

i. Perform such other duties as assigned by law, the company's charter and bylaws, or the board of directors.

Internal Audit Function

     The internal audit function is carried out by an outside firm under the direction of the Audit Committee. The outside firm is hired by and reports directly to the Audit Committee.

                                 REVOCABLE PROXY

                        Atlantic Liberty Financial Corp.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 20, 2003

     The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at a Annual Meeting of Stockholders ("Meeting") to be held at our main office located at 186 Montague Street, Brooklyn, New York, at 3:30 p.m., (local time) on August 20, 2003. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                                         VOTE
                                                            FOR        WITHHELD
1. The election as director of the nominee listed below
                                                            [  ]          [  ]
   Thomas M. De Martino

   ____________________
   ____________________



                                                  FOR       AGAINST     ABSTAIN

2. The ratification of the appointment of        [  ]        [  ]        [  ]
   Radics & Co., LLC as auditors for the fiscal year ending March 31, 2004.


The Board of Directors recommends a vote "FOR" each of the listed proposals.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

     The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting and a proxy statement dated July 18, 2003.

                                            Dated: _________________, 2003

                                       [  ] Check Box if You Plan to
                                            Attend Meeting


_______________________________             ___________________________________
PRINT NAME OF STOCKHOLDER                   PRINT NAME OF STOCKHOLDER


_______________________________             ___________________________________
SIGNATURE OF STOCKHOLDER                    SIGNATURE OF STOCKHOLDER


     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.



           Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.